Exhibit 99.1
AÉROPOSTALE REPORTS JANUARY SALES RESULTS
Same store sales increase 4.7%
Reiterates Fourth Quarter Guidance
New York, New York — February 7, 2008 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended February 2, 2008 decreased 13.8% to $78.0 million, from $90.4 million for the five-week period ended February 3, 2007. Same store sales for the month increased 4.7%, compared to the corresponding four-week period ended February 3, 2007.
Total sales for the fourth quarter ended February 2, 2008 (13 weeks) increased 15.1% to $583.6 million, from $506.8 million for the fourth quarter ended February 3, 2007 (14 weeks). Same store sales for the fourth quarter increased 9.2%, compared to the corresponding thirteen-week period last year.
Total net sales for Fiscal 2007 (52 weeks) increased 12.0% to $1.583 billion, from $1.413 billion for Fiscal 2006 (53 weeks). Same store sales for Fiscal 2007 increased 3.3%, compared to the corresponding fifty-two week period last year.
The Company noted that management was pleased with Aéropostale’s January sales performance, and its strong finish to fiscal 2007. During the month, the Company continued to make progress in clearing through its residual holiday product, while also experiencing positive early reads on its spring merchandise assortment. The Company believes it is well positioned to make a smooth transition into the spring selling season.
The Company also reiterated its fourth quarter earnings guidance of approximately $0.91 per diluted share, including approximately $4.1 million of other income or $0.04 per share relating to a settlement with a former officer of the company. Excluding this settlement, the company continues to expect fourth quarter earnings of approximately $0.87 per share.
The Company believes that the disclosure of same store sales on a pro-forma basis due to the 53rd week in fiscal 2006, which is a non-GAAP financial measure, provides investors useful information to help them better understand the company’s expected results.
To hear the Aéropostale prerecorded January sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com). The Company currently operates 802 Aéropostale stores in 47 states, 12 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.